SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement” or “Release”) is entered into by and between Superior Industries International, Inc. (“Employer”) and Michael J. O'Rourke (“Employee”).

I. RECITALS

1.Employee is employed by Employer in the position of Executive Vice President.

2.Employee has notified Employer that he will resign his employment with Employer effective January 9, 2015.

3.Employer and Employee are entering into this Agreement to assist Employee’s transition to other employment, and to provide for the release of any claims related to Employee’s employment with Employer.

ACCORDINGLY,    in    consideration    of    the    terms,    conditions    and agreements set forth below, Employer and Employee agree as follows:

II. AGREEMENTS

1.Termination of Employment. Employee will resign his employment with Employer effective January 9, 2015 (“Termination Date”). On the Termination Date, Employee shall receive payment for all salary earned through the Termination Date, as well as for all accrued, unused vacation time through the Termination Date. Employee may also be entitled to a 2014 short-term incentive plan payment in accordance with the plan documents attached hereto as Exhibit A. The short-term incentive plan is dependent upon Employer attaining EBITDA goals and is subject to Board approval. Employee will receive his short-term incentive plan payment for 2014, if any, along with a calculation worksheet on or around March 14, 2015. Employee will be treated similarly to all eligible employees in all aspects of any 2014 STI payout.

2.Severance Benefits. Subject to Employee’s execution of this Agreement, and provided that Employee does not revoke the Agreement pursuant to Section 2.15 Employer will, upon expiration of the revocation period, pay Employee the following payment and benefits. Employee acknowledges that the payment and benefits referenced in this Agreement constitute special consideration to Employee in exchange for the promises made herein and that Employer would not otherwise be obligated to provide any such payments.

(a)Severance Payment. Subject to Employee’s execution of this Agreement, and provided that Employee does not revoke the Agreement pursuant to Section 2.15, Employer will, upon expiration of the revocation period, pay Employee a severance payment in the amount of $349,981.33, less applicable withholdings. This payment will be mailed to Employee’s home or other address designated by Employee. Employee acknowledges that the payments referenced herein constitute special consideration to Employee in exchange for the promises made herein and that Employer would not otherwise be obligated to provide any such payments.

(b)Payment for Extended Medical Coverage. Employee’s group medical, dental and vision coverage under Employer’s group insurance plans shall continue through the end of the Termination Date. Employee and his eligible dependents shall be entitled to continue to participate in Employer's medical, dental, and vision insurance plans at the full applicable Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") rate for the applicable COBRA period after regular benefit coverage ends. Subject to Employee’s execution of this Agreement, and provided that Employee does not revoke the Agreement pursuant to Section 2.15 Employer will, upon expiration of the revocation period, pay Employee a lump sum payment in the amount of $9,876.00, which is the equivalent of twelve (12) months of COBRA continuation coverage for Employee and Employee's dependents currently on the medical, dental, and vision insurance plans. This payment will be mailed to Employee’s home or other address designated by Employee. Employee acknowledges that the payment referenced herein constitutes special consideration to Employee in exchange for the promises made herein and that Employer would not otherwise be obligated to provide any such payment. Employee is responsible for completing and submitting all applicable enrollment documents as may be required by the administrator. Employee's participation in the above-referenced plans shall otherwise be subject to the terms and conditions of the plans as applicable to employees generally from time to time, including the right of Employer to amend or terminate the plans.
(c)Transition to Consultant. In further exchange for the release of claims and other promises by Employee detailed in this Agreement, Employee will transition to consultant status with Employer from January 9, 2015 to August 31, 2015, immediately following the expiration of the revocation period pursuant to Section 2.15 unless earlier terminated pursuant to the provisions enumerated in Exhibit B. Immediately following the expiration of the revocation period pursuant to Section 2.15, Employee will transition to a consultant and provide support to the Chief Executive Officer (CEO). The terms of Employee's engagement with Employer are memorialized in the Consulting Agreement attached hereto as Exhibit B and incorporated herein. During Employee’s engagement as a consultant, any stock option and/or restricted share grants previously awarded to Employee will continue to vest and/or be exercisable as per the terms of the Company’s Equity Incentive Plan.
3.Mutual Release of Claims. Subject only to Section 2.4, Employee on Employee’s own behalf, and on behalf of Employee’s successors and assigns, releases the Employer and its officers, directors, shareholders, owners, partners, employees, agents and attorneys and their respective successors and assigns (“Released Parties”) from all claims, demands, actions, grievances or other legal responsibilities of any kind which Employee may have based on, or pertaining to Employee’s employment with Employer. This Release includes, but is not limited to, any claims which Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Labor Code, the Worker Adjustment and Retraining Notification Act (“WARN”), or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination. This Release also includes any claim for intentional or negligent infliction of emotional distress, wrongful discharge, violation of any public policy or statute, breach of any implied or express contract between Employer and Employee, or any policy of the Employer or any remedy for any such claim or breach, any claim for wages, compensation, vacation pay, sick pay, compensatory time, commissions, benefits and all remedies of any type, including but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Employer and/or the Released Parties by any government agency or other person. In turn, Employer releases Employee from any civil claims, demands, actions, grievances or other legal responsibilities during the course of his employment with the Company through the Termination Date; provided, however, that the foregoing excludes any claims for violation of any criminal statutes or other criminal laws.

4.Claims Not Affected by Release. This Agreement does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that Employer’s insurance plans or applicable law provide for such continuation or conversion or to any claim for disability or unemployment compensation to which Employee is entitled by law. In addition, this Agreement does not waive any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date Employee signs this Agreement. This Agreement does not waive any rights or claims that arise after the effective date of this Agreement, including but not limited to, any claim for breach of this Agreement or the Consulting Agreement. This Agreement also does not affect Employer’s ability to report any alleged violation of any criminal law to government authorities, file a criminal complaint, provide information and/or assistance to government authorities in connection with any prosecution for an alleged violation of any criminal law and/or to recover restitution or any other monetary amounts that may be awarded to Employer in connection with such a criminal action. Employer acknowledges that it is not presently aware of any conduct by Employee that would potentially violate any criminal statutes or other laws.

5.Unknown Claims. Employer and Employee understand that the release of claims set forth in Section 2.3 above covers claims that they know about and those they may not know about. Employer and Employee expressly waives all rights under Section 1542 of the California Civil Code, which Section they have read and understand, and which provides as follows:

SECTION 1542. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.Other Claims. Employee represents and warrants that Employee has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against Employer and/or the Released Parties, and that, to the best of Employee’s knowledge, Employee possesses no claims (including but not limited to any claim under the California Labor Code, the FLSA, the FMLA and / or Workers’ Compensation Claims). Further, Employee represents and warrants that Employee has no knowledge of any violations of the federal securities laws (including whistleblower provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

7.Mutual Non-Disparagement. Employee will refrain from making negative or disparaging remarks about Employer and/or the Released Parties. Employee will not provide information or issue statements regarding Employer and/or the Released Parties, or take any action that would cause Employer and/or the Released Parties embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employee from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process. Employer’s senior-level managers will refrain from making disparaging remarks about Employee. Employer’s senior level managers will not take any action that would cause Employee embarrassment or humiliation or otherwise cause or contribute to him being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employer or any of its agents from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process.

8.Proprietary Information. Employee agrees that any sensitive proprietary or confidential information or data, including without limitation, trade secrets, customer lists, customer contacts, customer relationships, financial data, long range or short range plans, training materials, marketing strategies, sales strategies and other data and information of a competition-sensitive nature Employee acquired while an employee of Employer, shall not be disclosed or used in a manner detrimental to the interest of Employer and/or the Released Parties.

9.Agreement Not To Sue. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against Employer with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency) against the Company. In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by Sections 2.3 and 2.5 of this Agreement, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

10.Amendments. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

11.Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

12.Return of Property. Employee represents that Employee has returned or will return to Employer all files, records, keys, access cards, discs, software, and other property of Employer in his/her possession or under his control.

13.Confidentiality. Employee agrees to maintain in strictest confidentiality the terms and existence of this Agreement, with the exception that Employee may disclose such matters to any attorney who is providing advice or to an accountant or federal or state tax agency for purposes of complying with any tax laws or as otherwise required by law.

14.Governing Law. This Agreement and its enforceability shall be construed in accordance with the laws of the State of California.

15.Employee’s Rights to Seek Advice and to Review and Revoke this Agreement.

(a)ADEA Release Requirements Satisfied. Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee might have, and Employee represents and warrants that all such requirements have been satisfied. Employer hereby advises Employee that before signing this Agreement, he may take twenty-one (21) days to consider this Agreement. Employee acknowledges that: (i) he took advantage of as much of this period to consider this Agreement as he wished before signing; (ii) he carefully read this Agreement; (iii) he fully understands it; (iv) he entered into this Agreement knowingly and voluntarily (free from fraud, duress, coercion, or mistake of fact); (v) this Agreement is in writing and is understandable; (vi) in this Agreement, he waives current ADEA claims; (vii) he has not waived future ADEA claims that may arise after the date of execution of this Agreement;
(viii) he is receiving valuable consideration in exchange for execution of this Agreement that he would not otherwise be entitled to receive; and (ix) Employer hereby advises Employee in writing to discuss this Agreement with his attorney (at his own expense) prior to execution, and he has done so to the extent he deemed appropriate.

(b)	Review & Revocation.
Review: Before executing this Agreement, Employee may take 21 days to consider this Agreement. Employee acknowledges and agrees that his waiver of rights under this Agreement is knowing and voluntary and complies in full with all criteria of the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights

Act of 1964, and any and all federal, state and local laws, regulations, and orders. Employer hereby advises Employee in writing to consult with an attorney prior to executing this Agreement. In the event that Employee executes this Agreement prior to the expiration of the 21-day period, he acknowledges that his execution was knowing and voluntary and not induced in any way by Employer or any other person.

Revocation: For a period of 7 days following his execution of this Agreement, Employee may revoke this Release. If he wishes to revoke this Release, he must revoke in writing by delivering a written revocation to Don Chambers, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, CA 91406, or the revocation will not be effective. If Employee timely revokes this Agreement, all provisions hereof will be null and void, including the payment in Section 2.2 above. If Employee does not advise Don Chambers in writing that he revokes this Release within 7 days of his execution of it, this Release shall be forever enforceable. The 8th day following Employee's execution of this Agreement shall be the Effective Date of this Release. This Agreement is not effective or enforceable until the revocation period has expired.
16.No-Admission of Liability. Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability or wrongdoing by Employer for any acts or omissions with respect to Employee, including but not limited to Employee’s employment with, or separation of employment from, Employer.

17.Acknowledgment Regarding Wages. Employee acknowledges and agrees that, with the payment of final wages noted in Section 2.1, Employee: (a) has received all pay to which Employee was entitled during his employment with Employer; (b) is not owed unpaid wages or unpaid overtime compensation by Employer; and (c) does not believe that his rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), were violated by any employee during his employment with Employer.

18.Disclosure. Employee acknowledges and warrants that he is not aware of, or that he has fully disclosed to the Employer in writing, any matters for which he was responsible or which came to his attention as an employee of the Employer that might give rise to, evidence, or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation, or other cause of action against the Employer.

19.Entire Agreement. This is the entire Agreement between Employee and Employer. Employer has made no promises other than those set forth in this Agreement.

20.No Precedent. The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than Employee. This Agreement may not be offered, used, or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.

21.Attorneys’ Fees. If either party breaches any provision or obligation of this Agreement, the non-breaching party is entitled to recover all costs, including reasonable attorneys’ fees and expenses, incurred by such party enforcing the Agreement.

22.Binding Effect. This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns.

23.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS OTHER THAN THOSE SET FORTH HEREIN.

SUPERIOR INDUSTRIES             EMPLOYEE
INTERNATIONAL, INC.            Michael J. O'Rourke

By:                        By:

Printed
Its:                        Name:

Date:                        Date:

EXHIBIT A

SUPERIOR INDUSTRIES INTERNATIONAL, INC. ANNUAL INCENTIVE PERFORMANCE PLAN

EXHIBIT B
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT is made as of this _ day of    , 2015, by and between Superior Industries International, Inc. (the "Company"), and Michael J. O'Rourke ("Consultant").
WHEREAS, the Company desires to obtain the benefit of the experience, ability and services of Consultant upon the terms and conditions hereinafter set forth; and
WHEREAS, Consultant is willing to render such consulting services and to devote his best efforts to the Company upon such terms and conditions.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Engagement and Scope. Consultant agrees to act in a consulting capacity with respect to the business of the Company and the Company agrees to retain Consultant in such capacity. Consultant will perform such consulting services by rendering advice and assistance to the Company regarding the Company's business and will provide support to the CEO.
2.Term and Termination. This Agreement shall be effective immediately following January 9, 2015, and shall continue in full force and effect until August 31, 2015, following expiration of the revocation period pursuant to Section 2.15 of the Separation Agreement and General Release (the "Consulting Term"); provided, however, that this Agreement shall automatically terminate upon the death or disability of Consultant. This Agreement and Consultant’s engagement hereunder may also be earlier terminated by the Company by giving written notice to Consultant of a material breach of this Agreement which breach is not cured, if curable, within 14 days following the receipt of said notice. If the Company terminates this Agreement due to an uncured breach (if curable) by Consultant, the Company will pay Consultant for any amounts that are due and payable under Section 3 of this Agreement for services performed by Consultant prior to the effective date of termination, but Consultant shall not be entitled to any additional amounts from the Company.
Upon the expiration or any termination of this Agreement for any reason, Consultant will promptly deliver to the Company all Work Product, as defined in Section 11 of this Agreement, including all work in progress on any Work Product and all versions and portions thereof.
Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify the Company of all Company Information, as defined in Section 9 of this Agreement, in Consultant’s possession or control and will promptly deliver all such Company Information to the Company, in accordance with the Company’s instructions.

3.Compensation. For consulting services performed by Consultant during the term hereof, the Company shall pay Consultant a consulting fee in the amount of $10,000 per month at the end of each month over an eight (8) month period beginning January 31, 2015 and ending August 31, 2015. Consultant shall also be paid for Reimbursable Expenses (defined below).

(a)
Independent Contractor. This Agreement calls for the performance of services by Consultant as an independent contractor and Consultant will not be considered an employee of the Company for any purpose. Accordingly, it is understood and agreed that (a) Consultant has no authority to act for, or bind the Company by contract or otherwise; (b) notwithstanding any third party determination to the contrary, Consultant is not eligible to participate in any employment benefit plan or program available to employees of the Company with the exception of COBRA as outlined in Employee's Separation Agreement and General Release; (c) Consultant will be treated as an independent contractor for purposes of all federal employment taxes (including but not limited to FICA, FUTA and Medicare), federal income tax withholding, the Employee Retirement Income Security Act, state workers compensation, unemployment or disability insurance laws and other laws applicable to employees. it being further understood and agreed that Consultant shall indemnify the Company from and against claims of non-compliance and/or non-payment with respect thereto; (d) Consultant shall work with, and take general direction from various officers of the Company, including the Chief Executive Officer as the Company Representative (the "Company Representative"); and (e) Consultant shall perform the services required under and pursuant to this Agreement in good faith and with a view toward maintaining and enhancing the reputation and good standing of the Company.

4.Time Commitment. During the Consulting Term, Consultant shall devote such time and attention to his duties hereunder as is reasonably required to provide consulting services satisfactory to the Company pursuant to this Agreement. Employer and Consultant shall mutually agree on the amount of time that Consultant will spend on his consulting services during the Consulting Term.
5.Expenses. The Company shall reimburse Consultant for all pre-approved, reasonable expenses incurred by him in connection with the performance of his duties hereunder ("Reimbursable Expenses"), provided that Consultant shall furnish the Company with a reasonable accounting for such expenses. The reasonableness of such expenses shall be subject to the determination of the Company Representative, in a manner consistent with the Company's normal expense reimbursement policies.
6.Consultant Representations. Consultant represents and warrants that he (a) has the right to perform the services required under and pursuant to this Agreement without violation of obligation to others; (b) has the right to disclose to the Company all information transmitted to it in the performance of services under and pursuant to this Agreement; and (c) agrees that any information submitted to the Company may be utilized fully and freely by it.
7.Other Employment. Inasmuch as Consultant will acquire or have access to Company information which is of a highly proprietary, confidential and secret nature, it is understood and agreed that Consultant is prohibited from working for a competitor of Company during the Consulting Term. A competitor of the Company shall mean any business that produces cast aluminum wheels for light-duty vehicles sold to original equipment automotive manufacturers. The Company reserves the right to pre-approve any such employment or engagement with a competitor of the Company as defined above during the term of this Consulting Agreement.
8.Nonsolicitation of Employees. During the Consulting Term, Consultant shall not directly or indirectly, on Consultant’s behalf or for or on behalf of any other person, firm, corporation or entity, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employ of the Company or to work for any competitor of the Company, as defined in Section 7 above.
9.Confidential Information. The parties acknowledge that Consultant has had and will have possession of or access to confidential information relating to the business of the Company, or technical or business information of the Company, including but not limited to the legal business of the Company. All such information, other than any information which is in the public domain through no act or omission of Consultant or which he is authorized to disclose, is referred to collectively as "Company Information.'' Consultant agrees that he shall not (i) use or exploit in any manner the Company Information for himself or any other person, partnership, association, corporation or entity other than the Company; (ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company; and (iii) treat Company Information other than in a confidential manner. All Company Information developed, created or maintained by Consultant, alone or with others during the Consulting Term, shall remain at all times the exclusive property of the Company. Consultant agrees to return to the Company all Company Information, and reproductions thereof, whether prepared by him or others, which are in his possession immediately upon request or upon completion of the Consulting Term, whichever first occurs.
Consultant’s obligations under this section continue after the Consulting Term; provided that Consultant’s post-engagement obligations not to use Company Information shall not apply if and to the extent Consultant demonstrates that: (i) the same information was in Consultant’s possession prior to Consultant’s employment by the Company; (ii) the same information is or becomes generally available to the public and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use or disclosure by, Consultant or anyone working in concert or participation with Consultant; or (iii) Consultant obtains the information properly, from a source that was free to disclose it, and under circumstances such that Consultant neither knew nor had reason to know that such information had been acquired, used or disclosed improperly.
10.Reasonableness of Restrictions. The parties agree that all restrictions in Sections 7, 8 and 9 are necessary and fundamental to the protection or the business of Company and are reasonable and valid, and all defenses to the strict enforcement thereof by the Consultant are hereby waived by the Consultant, Consultant acknowledges and declares that he has carefully considered and understand the terms of Sections 7, 8 and 9 and acknowledges and agrees that such terms, rights and potential restrictions are mutually fair and equitable and that he executed this Agreement voluntarily and of his own free will. Consultant has been afforded the opportunity to obtain independent legal advice before signing this Agreement, and Consultant represents by signing this Agreement that he has obtained such advice or has freely and voluntarily determined not to do so. The consideration for the covenants contained in Sections 7, 8 and 9 includes, without limitation, the consulting fees set forth in Section 3.
11.Work Product. All materials, inventions, discoveries, ideas, processes, or know- how first prepared or developed by Consultant hereunder, including without limitation documents, maps, sketches, notes, reports, data, models, and samples ("Work Product"), shall become the property of Company without further consideration when prepared, whether delivered to Company or not, and shall be delivered to Company upon request and, in any event, upon termination of this Agreement. All Work Product shall be solely "work for hire". Consultant agrees that any copyrightable aspects of the Work Product created or authored by Consultant hereunder are to be considered works made for hire and instructional texts and that all such copyrightable works shall be owned exclusively by Company on their creation. Further, Consultant hereby assigns to Company the sole and exclusive right, title, and interest in and to all Work Products and derivatives thereof, without further consideration, and shall assign to Company all future Work Products and derivatives thereof. Upon Company's request, Consultant will execute routine forms of assignment as applicable. Consultant further agrees to do all things reasonably necessary, at Company's request and expense, to assist Company in the enforcement of all patents, trade secrets, trademarks, mask works, copyrights, and other rights and protections of Company relating to any Work Product developed or produced by Consultant in the performance of this Agreement.
12.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their executors, administrators, heirs, personal representatives, successors and assigns. It is understood and agreed that neither party may assign this Agreement without the written permission of the other party.
13.Entire Agreement; Modification. This instrument sets forth the entire understanding of the parties with respect to the consulting services to be provided by Consultant and no modifications, additions, or other undertakings shall be enforceable unless contained in a subsequent written agreement signed by the parties.
14.Severability. If any provision in this Agreement is determined by any court having jurisdiction over the parties to be unenforceable, the provision shall be amended to become enforceable or, at the election of the parties. severed from this Agreement, and this Agreement shall otherwise remain in full force and effect for the remaining term.
15.Remedies. Consultant expressly agrees that the remedy of law for any breach of the foregoing provision will be inadequate and that, upon breach of this provision, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of Consultant's obligations under this provision without the necessity of proving the actual damage to the company or the inadequacy of a legal remedy. The rights conferred upon by the preceding sentence shall not be exclusive of any other rights or remedies which the Company may have at law, in equity or otherwise.
16.Arbitration. The parties recognize arbitration as a speedy, cost‑effective procedure for resolving disputes and have entered into this Agreement in the anticipation of gaining the benefit of this dispute resolution procedure. This Agreement is supported by the parties’ mutual promises to submit any claims they may have against the other to final and binding arbitration, rather than to have them decided in court before a judge or jury. Arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with the relationship between the parties, or the termination of Consultant’s engagement with the Company. This Agreement applies to any claim Consultant may have against the Company, any parent, subsidiary, or affiliated entity of the Company, or their respective managers, employees or agents. It also applies to any claim the Company, or any parent, subsidiary or affiliated entity of the Company may have against Consultant.
The Company and Consultant agree that this Agreement is governed by the Federal Arbitration Act and evidences a transaction involving interstate commerce. The Company and Consultant further agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-comprehensive-arbitration. Any claim submitted to arbitration shall be decided by a single, neutral arbitrator, chosen according to JAMS Rules.
The arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any claim submitted to arbitration. The parties shall be entitled to adequate discovery prior to the arbitration as determined by the arbitrator. In ruling on any claim submitted to arbitration, the arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such claim. The arbitrator shall issue a written decision which shall include the essential findings and conclusions on which the decision is based. Judgment on the arbitrator’s decision may be entered in any court of competent jurisdiction. All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties shall be governed by the laws of the State of California. The parties agree that any arbitration under this Agreement shall be conducted in the county where Consultant last performed services for the Company, unless the Company and Consultant agree in writing otherwise.
The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement. The Company shall bear all fees and costs unique to the arbitration forum (e.g., filing fees, transcript costs and Arbitrator’s fees). The non-breaching party shall be entitled to recover reasonable attorneys’ fees and expenses incurred by such party in enforcing this Agreement.

17.Governing Law. This Agreement shall be construed under and be governed by laws of the State of California as applied to contracts executed in and performed wholly within said State.
18.Duration. Notwithstanding the termination of the Consulting Term, this Agreement shall continue to bind the parties for as long as any obligations remain under this Agreement and, in particular, Consultant shall continue to be bound by the terms of Sections 9 and 11.
19.Non-Waiver. A waiver by the Company of a breach by Consultant of this Agreement, or a failure by the Company to enforce any term or condition of this Agreement, shall not in any way effect, limit or waive the Company's right to enforce strict compliance by Consultant with any term or condition of this Agreement.
20.Disclosure of Agreement. The Company may disclose this Agreement in whole or in part, to any person or entity, including without limitation one that is considering employing or engaging in a business relationship with, Consultant.
21.Notices. Any and all notices referred to herein shall be in writing and shall be deemed to have been given when personally delivered or when mailed, registered or certified mail, postage prepaid, to the following addresses:

To the Company:    To Consultant:
Don Chambers    Michael J. O'Rourke
Superior Industries International, Inc. 7800 Woodley Ave
Van Nuys, CA 91406

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SUPERIOR INDUSTRIES             CONSULTANT
INTERNATIONAL, INC.            Michael J. O'Rourke

By:                        By:

Printed
Its:                        Name:

Date:                        Date: